UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.           )

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Morningstar, Inc.
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April 11, 2006

Dear Shareholder:

We will hold our 2006 Annual Shareholders' Meeting, which will be our first shareholders' meeting since the initial public offering of our common stock, at 9:00 a.m. local time on Tuesday, May 23, 2006 at The Conference Center at UBS Tower, Michigan Ballroom, One North Wacker Drive, 2nd Floor in Chicago, Illinois. We look forward to your participation, either in person or by proxy.

The notice of annual meeting, proxy statement, and proxy card from our Board of Directors are enclosed.

At this year's annual meeting, the agenda includes the annual election of directors and ratification of the appointment of our independent registered public accounting firm. The Board of Directors recommends that you vote for election of the director nominees and for ratification of the appointment of our independent registered public accounting firm. Please refer to the proxy statement for detailed information on each of the proposals and the annual meeting.

Each share of our stock that you own represents one vote. If you do not vote your shares, you will not have a say in the important issues to be voted on at the annual meeting. The six nominees receiving the most votes "for" election will be elected as directors; and to pass, the proposal to ratify the appointment of our independent registered public accounting firm will require the affirmative vote of the majority of the shares represented at the meeting and entitled to vote.

If you have any questions concerning the annual meeting or the proposals, please contact our Investor Relations department at (312) 696-6621. For questions regarding your stock ownership, you may contact our transfer agent, Computershare Investor Services, LLC, by e-mail through its Web site at www.computershare.com/contactUS or by phone at (866) 303-0659 (within the United States and Canada) or (312) 588-4659 (outside the United States and Canada). You can view your Morningstar stock holdings electronically and perform other transactions by enrolling in Computershare's Investor Center at www.computershare.com.

Sincerely,

Joe Mansueto
Chairman of the Board and Chief Executive Officer

Morningstar, Inc.
Notice of Annual Shareholders' Meeting
To be held on May 23, 2006

Dear Shareholder:

You are cordially invited to attend our 2006 Annual Shareholders' Meeting, which will be held at 9:00 a.m. local time on Tuesday, May 23, 2006 at The Conference Center at UBS Tower, Michigan Ballroom, One North Wacker Drive, 2nd Floor, Chicago, Illinois 60606.

We are holding the annual meeting for the following purposes:

•
To elect a board of directors to hold office until the next annual shareholders' meeting or until their respective successors have been elected or appointed.

•
To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the current year.

•
To transact other business that may properly come before the annual meeting or any adjournment or postponement of the meeting.

The proxy statement, which follows this notice, fully describes these items. We have not received notice of other matters to be presented at the annual meeting.

Only shareholders of record as of the close of business on April 3, 2006 will be entitled to vote at the annual meeting and any postponements or adjournments of the meeting. For 10 days prior to the annual meeting, a list of shareholders entitled to vote will be available for inspection at our principal executive offices, 225 West Wacker Drive, Chicago, Illinois 60606.

To ensure that your vote is recorded promptly, please vote as soon as possible, even if you plan to attend the annual meeting in person. For further details, see "How do I vote?" on page two.

The Morningstar, Inc. Board of Directors

By: Richard E. Robbins
General Counsel and Corporate Secretary
Chicago, Illinois
April 11, 2006

1	Questions and Answers About the Annual Meeting and the Proxy Materials
4	Proposal 1: Election of Directors
6	Proposal 2: Ratification of Appointment of Independent Registered Public Accounting Firm
7	Board of Directors and Corporate Governance
12	Security Ownership of Certain Beneficial Owners and Management
13	Compensation Committee Report
16	Compensation Committee Interlocks and Insider Participation
16	Executive Compensation
17	Equity Compensation Plan Information
18	Audit Committee Report
20	Principal Accounting Firm Fees
21	Stock Price Performance Graph
21	Certain Relationships and Related Party Transactions
22	Section 16(a) Beneficial Ownership Reporting Compliance
22	Shareholder Proposals or Nominations
23	Obtaining Our Financial Statements
23	Communicating With Us
A-1	Annex A: Audit Committee Charter

Proxy Statement

Our Board of Directors (the Board) solicits your proxy for the 2006 Annual Shareholders' Meeting to be held at 9:00 a.m. local time on Tuesday, May 23, 2006 at The Conference Center at UBS Tower, Michigan Ballroom, One North Wacker Drive, 2nd Floor in Chicago, Illinois and at any postponement or adjournment of the meeting, for the purposes set forth in the Notice of Annual Shareholders' Meeting included with this proxy statement. Our principal executive offices are located at 225 West Wacker Drive, Chicago, Illinois 60606. We made copies of this proxy statement available to shareholders beginning on April 11, 2006.

Questions and Answers About the Annual Meeting and the Proxy Materials

Where is the annual meeting?

We will hold the annual meeting at 9:00 a.m. local time on Tuesday, May 23, 2006 at The Conference Center at UBS Tower, Michigan Ballroom, One North Wacker Drive, 2nd Floor, Chicago, Illinois 60606. When you arrive at UBS Tower, take the escalator directly to the second floor to reach the meeting room. We will have signs posted that direct you to the appropriate meeting room. We will not permit cameras or other recording devices in the meeting room.

What will shareholders vote on at the annual meeting?

Shareholders will elect the Board to serve until our next annual shareholders' meeting and be asked to ratify the appointment of Ernst & Young LLP (Ernst & Young) as our independent registered public accounting firm for this year. There are no other matters that the Board intends to present, or has reason to believe others will present, at the annual meeting. If other matters are properly presented for voting at the annual meeting, the persons named as proxies will vote in accordance with their best judgment on those matters.

Who is entitled to vote at the annual meeting?

Only shareholders of record at the close of business on April 3, 2006 are entitled to vote at the annual meeting. As of the close of business on April 3, 2006, there were 40,683,841 outstanding shares of common stock.

What is a shareholder of record?

If your shares are registered directly in your name with our transfer agent, Computershare Investor Services, you are considered the shareholder of record for those shares. We sent the Notice of Annual Shareholders' Meeting, Proxy Statement, proxy card, and 2005 Annual Report to you directly.

If your shares are held in a stock brokerage account or by a bank, or other holder of record, you are considered the "beneficial owner" of shares held in street name. Your broker, bank, or other holder of record is the shareholder of record for those shares and forwarded the Notice of Annual Shareholders' Meeting, Proxy Statement, proxy card, and 2005 Annual Report to you. As the beneficial owner, you have the right to direct your broker, bank, or other holder of record on how to vote your shares by using the voting instruction card included in the mailing or by following their instructions for voting by telephone or on the Internet.

How many votes are required to elect directors and adopt proposals?

The six nominees for election as directors who receive the most votes "for" election will be elected. Ratification of the appointment of Ernst & Young as our independent registered public accounting firm requires the affirmative vote of the majority of the shares of common stock represented in person or by proxy at the annual meeting and entitled to vote. A majority of the shares entitled to vote on a matter, whether present in person or by proxy, will constitute a quorum for consideration of that matter at the annual meeting.

How many votes am I entitled to per share?

Each share of our stock that you own represents one vote. If you do not vote your shares, you will not have a say in the important issues to be voted upon at the annual meeting.

How do I vote?

You may vote by completing, signing, and dating the proxy card or voting instruction card included with this Proxy Statement and returning that card in the prepaid envelope that was also included with this Proxy Statement.

If you are a shareholder of record and submit a signed proxy card but do not fill out the voting instructions, the persons named as proxies will vote the shares represented by your proxy as follows:

• FOR the election of the director nominees set forth in "Proposal 1: Election of Directors."

• FOR ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the current year.

You may also vote in person at the annual meeting. If you are a beneficial owner of shares, you must obtain a legal proxy from your broker, bank, or other shareholder of record and present it to the inspectors of election with your ballot to be able to vote at the annual meeting.

What is the effect if I abstain from voting on a matter or my broker withholds my vote?

For the election of directors, abstentions and withheld votes do not affect whether a nominee has received sufficient votes to be elected. For the purpose of determining whether the shareholders have approved other matters, abstentions are treated as shares that are represented and entitled to vote, so abstaining has the same effect as a negative vote. Shares held by brokers that do not have discretionary authority to vote on a particular proposal and that have not received voting instructions from their customers are not counted as being represented or entitled to vote on the proposal, which has the effect of reducing the number of affirmative votes needed to approve the proposal.

Should I submit a proxy even if I plan to attend the annual meeting?

To ensure that your vote is recorded promptly, please vote as soon as possible, even if you plan to attend the annual meeting in person. If you attend the annual meeting and are a shareholder of record, you may also submit your vote in person, and any previous votes that you submitted will be superseded by the vote that you cast at the annual meeting.

Can I revoke my proxy?

You may revoke your proxy at any time prior to the completion of voting at the annual meeting by voting in person at the annual meeting or by delivering instructions prior to the annual meeting by mail to Richard E. Robbins, General Counsel and Corporate Secretary, Morningstar, Inc., 225 West Wacker Drive, Chicago, Illinois 60606. If you are a beneficial owner, you must contact your broker, bank, or other holder of record to revoke any prior voting instructions.

Who will bear the cost of soliciting votes for the annual meeting?

We will bear the expense of soliciting proxies. Our directors, officers, and other employees may also solicit proxies personally or in writing, by telephone, e-mail, or otherwise. They will not be compensated for soliciting proxies. We are required to request that brokers and nominees who hold stock in their names furnish our proxy material to the beneficial owners of the stock, and we must reimburse those brokers and nominees for the expenses of doing so in accordance with certain statutory fee schedules.

Will a replay of the annual meeting be available?

If you miss the annual meeting, you can view a videotaped replay at http://www.corporate.morningstar.com until November 23, 2006.

Proposal 1:
Election of Directors

Our nominees for election as directors include four independent directors, as defined in the applicable rules for companies traded on the Nasdaq National Market (NASDAQ), and two members of our senior management team. Each director serves a one-year term, as described below, with all directors subject to annual election.

At the recommendation of the Nominating and Corporate Governance Committee, the Board nominated the persons listed below to serve as directors for the term beginning at the annual meeting on May 23, 2006 and ending with the annual meeting to be held in 2007 or until their successors, if any, are elected or appointed. Unless proxy cards are otherwise marked, the persons named as proxies will vote all proxies received FOR the election of each of these nominees.

If any director nominee is unable or unwilling to serve as a nominee at the time of the annual meeting, the persons named as proxies may vote either for a substitute nominee designated by the present Board to fill the vacancy or for the balance of the nominees, leaving a vacancy. Alternatively, the Board may reduce the size of the Board. The Board has no reason to believe that any of the nominees will be unwilling or unable to serve if elected as a director.

Recommendation of the Board

The Board recommends that you vote "FOR" the election of each of the following nominees.

Name	Age	Position

Joe Mansueto	49	Chairman of the Board and Chief Executive Officer

Don Phillips	44	Managing Director and Director

Cheryl Francis	52	Director

Steve Kaplan	46	Director

Jack Noonan	58	Director

Paul Sturm	59	Director

Joe Mansueto

Joe Mansueto founded Morningstar in 1984. He has served as our chairman since our inception, and as our chief executive officer from inception to 1996 and from 2000 to the present. He holds a bachelor's degree in business administration from The University of Chicago and a master's degree in business administration from The University of Chicago Graduate School of Business.

Don Phillips

Don Phillips has been one of our managing directors since 2000. He is responsible for corporate strategy, research, and corporate communications. He joined us in 1986 as our first analyst. He served as our vice president and publisher from 1991 to 1996, as our president from 1996 to 1998, and as our chief executive officer from 1998 to 2000. He has served on the Board since August 1999. He also serves on the board of directors for Morningstar Japan. He holds a bachelor's degree in English from the University of Texas and a master's degree in American literature from The University of Chicago.

Cheryl Francis

Cheryl Francis was elected to the Board in July 2002. She has been vice chairman, Corporate Leadership Center, since 2002 and an independent business and financial advisor since 2000. From 1995 to 2000, she served as executive vice president and chief financial officer of R.R. Donnelley & Sons Company, a print media company. She currently serves as a member of the board of directors of HNI Corporation and Hewitt Associates, as well as a trustee for Cornell University. She holds a bachelor's degree from Cornell University and a master's degree in business administration from The University of Chicago Graduate School of Business.

Steve Kaplan

Steve Kaplan served as a member of our advisory board beginning in 1998 and was elected to the Board in August 1999. Since 1988, he has been a professor at The University of Chicago Graduate School of Business where he currently is the Neubauer Family Professor of Entrepreneurship and Finance. He holds a bachelor's degree in applied mathematics and economics from Harvard College and a Ph.D. in business economics from Harvard University. He also serves on the board of trustees of the Columbia Acorn Funds where he is a member of the governance and compliance committees.

Jack Noonan

Jack Noonan served as a member of our advisory board beginning in 1998 and was elected to the Board in August 1999. Since 1992, he has served as president and chief executive officer of SPSS Inc., a software company specializing in predictive analytics, where he also currently serves on the board of directors.

Paul Sturm

Paul Sturm served as a member of our advisory board beginning in 1998 and was elected to the Board in August 1999. Since 1992, he has written a monthly column on investing for Smart Money magazine. From 1985 to 1989, he was assistant managing editor at Business Week. From 1980 until 1985, he held a similar position at Forbes. Prior to that, he worked as a business writer for a variety of publications based in New York, Washington, and London. He holds a bachelor's degree in economics from Oberlin College and a master's degree in journalism from Columbia University. He received a law degree from Georgetown University Law Center.

Proposal 2:
Ratification of Appointment of Independent Registered Public Accounting Firm

During 2005 the Audit Committee solicited proposals from several audit firms to serve as our independent registered public accounting firm. The Audit Committee conducted this review in keeping with its responsibilities to evaluate and select our audit firm and because it believes that it should conduct periodic reviews as a matter of good corporate governance. On November 23, 2005, the Audit Committee decided to engage Ernst & Young as our independent registered public accounting firm beginning with the audit for the fiscal year ended December 31, 2006.

We are submitting the appointment of Ernst & Young as our independent registered public accounting firm to shareholders for ratification. If the appointment of Ernst & Young is not ratified by shareholders at the annual meeting, the Audit Committee will review its appointment of our independent registered public accounting firm.

Deloitte & Touche LLP (Deloitte) was engaged to audit our consolidated financial statements for the fiscal year ended December 31, 2005 and was dismissed as our independent registered public accounting firm upon completion of these services when we filed our Annual Report on Form 10-K for that fiscal year. During our fiscal years ended December 31, 2005 and 2004 and through the date we filed our Annual Report on Form 10-K for the fiscal year ended December 31, 2005, we had no disagreements with Deloitte on any matter of accounting principle or practice, financial statement disclosure, or auditing scope or procedure which, if not resolved to Deloitte's satisfaction, would have caused it to make reference to the matter in conjunction with its report on our consolidated financial statements for the relevant year; and there were no reportable events as defined in Item 304(a)(1)(v) of SEC Regulation S-K.

Deloitte's audit reports on our consolidated financial statements for the fiscal years ended December 31, 2005 and 2004 did not contain an adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope, or accounting principles.

During our fiscal years ended December 31, 2005 and 2004 and through the date we filed our Annual Report on Form 10-K for the fiscal year ended December 31, 2005, neither we, nor anyone on our behalf, consulted with Ernst & Young with respect to either (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on our consolidated financial statements, and no written report or oral advice was provided by Ernst & Young to us that Ernst & Young concluded was an important factor considered by us in reaching a decision as to the accounting, auditing, or financial reporting issue or (ii) any matter that was the subject of either a disagreement (as defined in Item 304(a)(1)(iv) of SEC Regulation S-K) or a reportable event (as described in Item 304(a)(1)(v) of SEC Regulation S-K).

We expect that representatives of both Ernst & Young and Deloitte will attend the annual meeting, and that each will have an opportunity to make a statement if he or she so desires. They will also be available to respond to appropriate questions from shareholders.

See "Board of Directors and Corporate Governance — Board Committees and Charters — Audit Committee," "Audit Committee Report," and "Principal Accounting Firm Fees" for additional information pertaining to the Audit Committee, its activity during 2005, and related matters.

Recommendation of the Board

The Board of Directors recommends that you vote "FOR" the ratification of the appointment of Ernst & Young as our independent registered public accounting firm for 2006.

Board of Directors and Corporate Governance

We have adopted a set of corporate governance guidelines to allocate duties and authority between our Board and management team. These guidelines reflect the Board's commitment to monitor policies and decision-making at both the Board and management levels, with the objective of enhancing shareholder value over the long term. The shareholders elect the Board and vote on extraordinary matters. The Board is the company's governing body and is responsible for hiring, overseeing, and evaluating management, particularly the chief executive officer. The management team runs the company's day-to-day operations. Our Board currently consists of six directors. The Board believes that there should be a substantial majority of independent directors on the Board. The Board also believes that it is useful and appropriate to have members of management, including the chief executive officer, as directors. The current Board members include four independent directors and two members of our senior management team.

Independent Directors

Each of our directors, other than Joe Mansueto and Don Phillips, qualifies as independent in accordance with NASDAQ requirements. The NASDAQ independence requirement includes a series of objective tests, such as that the director is not an employee of the company and has not engaged in various types of business dealings with the company. In addition, as required by NASDAQ, the Board has determined that none of the independent directors has a relationship that would interfere with the exercise of his or her independent judgment.

The Board has determined that each member of the Audit Committee qualifies as "independent" under special standards established by the SEC for members of audit committees. The Board has also determined that each Audit Committee member has sufficient knowledge to read and understand the company's financial statements and to serve on the Audit Committee. Additionally, the Board has determined that Cheryl Francis, the Chair of the Audit Committee, is qualified as an audit committee financial expert under the relevant SEC rules. This designation is a disclosure requirement of the SEC related to Cheryl Francis' experience and understanding with respect to certain accounting and auditing matters. The designation does not impose upon her any duties, obligations, or liability that are greater than those generally imposed on her as a member of the Audit Committee and the Board. Her designation as an audit committee financial expert pursuant to this SEC requirement does not affect the duties, obligations, or liability of any other member of the Audit Committee or the Board.

Board Responsibilities and Structure

The primary responsibilities of the Board are to provide oversight, counseling, and direction to our management team in the long-term interests of the company and our shareholders. The Board's responsibilities include: (a) selecting and regularly evaluating the performance of the chief executive officer and other senior executives, (b) planning for succession with respect to the position of chief executive officer and monitoring management's succession planning for other senior executives, (c) overseeing the conduct of our business to evaluate whether the business is being properly managed, and (d) overseeing the processes for maintaining our integrity with regard to our financial statements and other public disclosures and compliance with law and ethics. The chief executive officer and management are responsible for seeking the advice and, in appropriate situations, the approval of the Board with respect to extraordinary actions that we may undertake.

The Board and its committees meet throughout the year on a set schedule. From time to time as appropriate, the Board and its committees also hold special meetings and may act by written consent. Board agendas include regularly scheduled sessions for the independent directors to meet without management present. The independent directors determine who among them will be responsible for chairing sessions for the independent directors. The Board has delegated various responsibilities and authority to different Board committees, as described below. These committees regularly report on their activities and actions to the full Board. Board members have access to all of our employees outside of Board meetings.

Attendance at Board, Committee, and Annual Shareholders' Meetings

The Board held seven meetings in 2005. We expect each director to attend each meeting of the Board and the committees on which he or she serves, and also expect them to attend the annual meeting. In 2005, each director attended all of the meetings of the Board and the committees on which he or she served, except that two directors each missed one Board meeting. This year's annual meeting is the first shareholders' meeting since the initial public offering of our common stock.

Board Committees and Charters

The Board currently has standing Audit, Compensation, and Nominating and Corporate Governance Committees and appoints the members to each of these committees. Each member of the Audit, Compensation, and Nominating and Corporate Governance Committees is an independent director in accordance with NASDAQ standards. Each Board committee has a written charter approved by the Board. Copies of each charter are posted on our Investor Relations Web site at http://global.morningstar.com/US/InvestorRelations under the Corporate Governance section. The table below shows the members of each committee and the number of meetings held by each committee during 2005.

	Audit	Compensation	Nominating and Corporate Governance

Joe Mansueto

Don Phillips

Cheryl Francis	Chair		Member

Steve Kaplan	Member	Chair

Jack Noonan		Member	Member

Paul Sturm	Member	Member	Chair

2005 Meetings	11	4	2

Audit Committee

The Audit Committee assists the Board in its general oversight of our financial reporting, internal controls, and audit functions and is directly responsible for the appointment, retention, compensation, and oversight of the work of our independent registered public accounting firm. The responsibilities and activities of the Audit Committee are described in greater detail in "Audit Committee Report" and "Annex A: Audit Committee Charter."

Compensation Committee

The Compensation Committee reviews and determines salaries, incentive plan awards, and other matters relating to compensation of our executive officers other than the chief executive officer and administers our equity-based compensation plans, including reviewing and granting equity-based awards to our executive officers and other employees. The Compensation Committee makes recommendations to the Board concerning chief executive officer compensation. The Compensation Committee also reviews and determines various other company compensation policies and matters. See "Compensation Committee Report" for additional information pertaining to the Compensation Committee, its activity during 2005, and related matters.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee works with the Board to determine the appropriate characteristics, skills, and experience for the Board as a whole and its individual members. In evaluating the suitability of individual Board members, the Nominating and Corporate Governance Committee and the Board take into account many factors, including general understanding of marketing, finance, and other disciplines relevant to the success of a publicly traded company in today's business environment; understanding of our business; education and professional background; and reputation for integrity. These factors, and others considered useful by the Nominating and Corporate Governance Committee, will be reviewed in the context of an assessment of the perceived needs of the Board at a particular point in time. As a result, the priorities and emphasis of the Nominating and Corporate Governance Committee and of the Board may change from time to time to take into account changes in business and other trends and the portfolio of skills and experience of current and prospective Board members. The Nominating and Corporate Governance Committee establishes procedures for the nomination process, recommends candidates for election to the Board, and also nominates officers for election by the Board.

Consideration of new Board nominee candidates will involve a series of internal discussions, review of information concerning candidates, and interviews with selected candidates. Board members or employees typically suggest candidates for nomination to the Board. In 2005, we did not employ a search firm or pay fees to other third parties in connection with seeking or evaluating Board nominee candidates. The Nominating and Corporate Governance Committee will consider candidates proposed by shareholders. The Committee evaluates candidates proposed by shareholders using the same criteria as for other candidates. A shareholder seeking to recommend a prospective nominee for the Nominating and Corporate Governance Committee's consideration should submit the candidate's name and qualifications to Richard E. Robbins, General Counsel and Corporate Secretary, Morningstar, Inc., 225 West Wacker Drive, Chicago, Illinois 60606.

The Nominating and Corporate Governance Committee reviews and makes recommendations to the Board regarding the appropriate size, performance, composition, duties, and responsibilities of the Board and each of its committees. The Nominating and Corporate Governance Committee also reviews and reports to the Board on a periodic basis with regard to matters of corporate governance, such as our various codes and policies pertaining to corporate governance.

Limitation on Other Board Service

We require that our directors who are currently serving as the chief executive officer or other executive officer of a public company may serve on a total of no more than three public company boards. We require that our directors who are not currently serving as a chief executive officer or other executive officer of a public company may serve on no more than four public company boards.

Communications from Shareholders to the Board

Shareholders may initiate communications with the Board by writing in care of our General Counsel and Corporate Secretary. Shareholders can send communications to Richard E. Robbins, General Counsel and Corporate Secretary, Morningstar, Inc., 225 West Wacker Drive, Chicago, Illinois 60606. This centralized process will assist the Board in reviewing and responding to shareholder communications in an appropriate manner. The name of any specific intended Board recipient should be noted in the communication. The Board has instructed our General Counsel and Corporate Secretary to forward correspondence only to the intended recipients; however, the Board has also instructed him, prior to forwarding any correspondence, to review the correspondence and, in his discretion, not to forward certain items if he deems them to be of a commercial or frivolous nature or otherwise inappropriate for the Board's consideration. In these cases, he may forward some of the correspondence elsewhere in the company for review and possible response.

Corporate Governance Guidelines

The Board has adopted a set of Corporate Governance Guidelines. The Nominating and Corporate Governance Committee is responsible for overseeing the Corporate Governance Guidelines and reporting and making recommendations to the Board concerning corporate governance matters. We have posted the guidelines on our Investor Relations Web site at http://global.morningstar.com/US/InvestorRelations under the Corporate Governance section.

Among other matters, the Corporate Governance Guidelines include the following items concerning the Board:

• The Board believes five to 12 board members is an appropriate size based on our present circumstances. The Board periodically evaluates whether a larger or smaller slate of directors would be preferable.

• The Board may fill vacancies in existing or new director positions. Directors elected by the Board serve only until the next election of directors unless elected by the shareholders to a further term at that time.

• The Board believes that, except during periods of temporary vacancies, a substantial majority of its directors must be independent. In determining the independence of a director, the Board applies the relevant NASDAQ requirements and applicable laws and regulations.

• The Board believes that non-employee directors who have served on the Board for 12 full one-year terms, whether those 12 one-year terms are served consecutively or not, should be required to take at least a two-year absence from the Board. After a non-employee director is off the Board for two years following the completion of 12 years of service, he or she will again be eligible to serve on the Board. Time served on the Board prior to the completion of our initial public offering is not counted against a non-employee director's limit of 12 one-year terms. The Board believes that this term limit will help ensure that there are fresh ideas and viewpoints available.

• The Board believes that it should evaluate the abilities and contributions of each director according to the process described above, and does not believe it should fix a retirement age for directors.

• The Board believes that any director who retires from his or her present employment or who materially changes his or her position should promptly tender a written resignation to the Board. The Nominating and Corporate Governance Committee will then evaluate whether the Board should accept the resignation based on a review of whether the director continues to satisfy the Board's membership criteria in light of his or her changed status.

• All directors must comply with the applicable provisions of the Conflicts of Interest section of our Code of Ethics. If an actual or potential conflict of interest develops for any reason, including, without limitation, because of a change in our business operations, or in a director's circumstances, the director should immediately report that matter to our General Counsel for evaluation. If a significant conflict cannot be resolved, the director may be expected to resign.

• If a director has a personal interest in a matter before the Board, the director must disclose the interest to the Board, excuse himself or herself from participation in the discussion, and may not vote on the matter.

The Corporate Governance section of our Investor Relations Web site at http://global.morningstar.com/US/InvestorRelations also includes our Code of Ethics, Code of Ethics for Financial Managers and Executive Officers, and our Securities Trading and Disclosure Policy, each of which has been adopted by the Board.

Directors' Compensation

The Board establishes directors' compensation based on the recommendation of the Compensation Committee.

Directors who are also our employees do not receive any additional compensation for serving on the Board or attending Board meetings.

Each non-employee director is entitled to receive a fee of $1,000 per Board meeting and $500 per committee meeting attended, plus travel expenses in connection with attendance at meetings. The Chairman of the Board or relevant Committee Chair has the discretion to waive fees for brief meetings not requiring significant preparation. During 2005, the Audit Committee Chair received a cash retainer of $5,000. In 2006, the Board increased the annual cash retainer to be paid to the Audit Committee Chair to $25,000 and provided an annual cash retainer to the Compensation Committee Chair of $10,000.

On May 2, 2005, we granted each of our non-employee directors an option to purchase 12,000 shares of common stock at an initial exercise price per share equal to the initial public offering price of our stock, which was $18.50, with the exercise price increasing over the term of the options at a rate equal to the 10-year Treasury yield rate as of the date of grant. These options become fully exercisable over a period of three years.

During 2006, the Board decided to replace the annual non-employee director stock option grant with a grant of restricted stock units covering shares having a value of $110,000 at grant and vesting over a period of three years. We expect that the first grant of restricted stock units to non-employee directors will be made in May. We also expect that any new non-employee directors will receive an initial grant of restricted stock units covering shares having a value of $250,000 at grant and vesting over a period of three years. Non-employee directors will be permitted to defer receipt of the stock that would otherwise be issued when their restricted stock units vest. See "Compensation Committee Report" for a discussion of why we are going to start using restricted stock units as our method of stock-based incentive compensation.

The Board has adopted stock ownership requirements for our directors and executive officers. We require that each of our directors and executive officers hold a total number of shares, exercisable stock options, and vested restricted stock units that is at least 25% of the total number of exercisable stock options and vested restricted stock units that he or she has been granted, excluding stock options that were exercised before our initial public offering.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth certain information regarding beneficial ownership of our common stock as of April 3, 2006 by each of our directors, each of the executive officers identified in the compensation tables included in this proxy statement, and all of our directors and executive officers as a group. We are not aware of any person or group of affiliated persons, other than Joe Mansueto, who is the beneficial owner of more than 5% of our common stock.

To compute the number of shares a person beneficially owns and that person's percentage ownership, shares of common stock subject to options held by that person that are currently exercisable or that will become exercisable within 60 days after March 31, 2006 are deemed outstanding. However, the shares are not deemed outstanding for purposes of computing the percentage ownership of any other person. Each person named in the table has sole voting and investment power with respect to all of his or her shares.

The following table is based on 40,683,841 shares of our common stock outstanding as of March 31, 2006.

	Number of Shares Beneficially Owned	Percentage of Common Stock

Joe Mansueto[1]	30,000,000	73.7%

Martha Dustin Boudos[2]	323,720	*

Catherine Gillis Odelbo[3]	246,757	*

Tao Huang[4]	1,502,803	3.6

Patrick Reinkemeyer[5]	209,442	*

Don Phillips[6]	1,827,484	4.3

Cheryl Francis[7]	84,000	*

Steve Kaplan[8]	132,000	*

Jack Noonan[8]	132,000	*

Paul Sturm[8]	400,000	*

All directors and executive officers as of March 31, 2006 as a group (19 persons)[9]	36,859,756	78.7

*
Represents beneficial ownership of less than 1%.

(1)
Joe Mansueto's address is c/o Morningstar, Inc., 225 West Wacker Drive, Chicago, Illinois 60606.
(2)
Includes 320,346 shares of common stock issuable upon exercise of stock options exercisable within 60 days of March 31, 2006.
(3)
Includes 214,915 shares of common stock issuable upon exercise of stock options exercisable within 60 days of March 31, 2006.
(4)
Includes 1,474,146 shares of common stock issuable upon exercise of stock options exercisable within 60 days of March 31, 2006.
(5)
Includes 197,774 shares of common stock issuable upon exercise of stock options exercisable within 60 days of March 31, 2006.
(6)
Includes 1,648,514 shares of common stock issuable upon exercise of stock options exercisable within 60 days of March 31, 2006.
(7)
Includes 84,000 shares of common stock issuable upon exercise of stock options exercisable within 60 days of March 31, 2006.
(8)
Includes 132,000 shares of common stock issuable upon exercise of stock options exercisable within 60 days of March 31, 2006.
(9)
Includes 6,172,313 shares of common stock issuable upon exercise of stock options exercisable within 60 days of March 31, 2006.

Compensation Committee Report

Overview

Our compensation philosophy is to pay members of our management team competitive base salaries and provide them with the opportunity to earn meaningful incentive compensation through the Morningstar Incentive Plan. We believe that as members of our management team become more senior in our organization, variable incentive pay should make up a larger portion of their total cash compensation.

We don't use rigid formulas to determine compensation; instead, we base our decisions about management compensation on our assessment of each individual's performance and contribution toward enhancing the intrinsic value of our company. We rely on our judgment about each individual in determining the amounts and combination of base salary, bonus, and equity awards. We don't give automatic merit increases that adjust salaries by a certain amount every year. We also strive to differentiate between top performers and average performers so that differences in performance are reflected in compensation.

Equity awards that vest over time are also an important component of how we reward employees. We believe equity awards can help align the economic interests of our management team with those of our shareholders. We granted options to our management team and other employees on May 2, 2005 at an initial exercise price equal to the initial public offering price of our common stock, with the exercise price increasing over the term of the options at a rate equal to the 10-year Treasury yield rate as of the date of grant.

Beginning in 2006, we will start awarding restricted stock units. A restricted stock unit is an agreement to issue shares of stock at the time the recipient satisfies a vesting period. Restricted stock units are similar in many respects to restricted stock, which is issued when the award is first made, but is subject to forfeiture if the restricted stock does not vest. Restricted stock units are easier to administer than restricted stock and don't result in immediate dilution for other shareholders because the shares are not issued until the units vest.

We believe that restricted stock units are attractive for at least two reasons. First, we use a value-based approach to equity-based compensation, which means our goal when we issue an equity-based award is to deliver an award that has a specific value at the time of grant. It is straightforward for an employee to understand or measure the value of a restricted stock unit. Second, unlike options, restricted stock units never go "out of the money," so they retain some intrinsic value and therefore provide incentives under all scenarios. Nevertheless, there may be times when we will elect to award stock options and not restricted stock units because of the additional leverage or other characteristics that distinguish stock options from restricted stock units.

The Board has adopted stock ownership requirements for our directors and executive officers. We require that each of our directors and executive officers hold a total number of shares, exercisable stock options, and vested restricted stock units that is at least 25% of the total number of exercisable stock options and vested restricted stock units that he or she has been granted, excluding stock options that were exercised before our initial public offering.

CEO Compensation

In consideration of his status as our principal shareholder, Joe Mansueto believes his compensation as our chief executive officer should be realized primarily through appreciation in the long-term value of our common stock. Accordingly, at his request, he does not participate in our equity or cash-based incentive programs. In addition, since resuming his role as our chief executive officer in 2000, his annual salary has been fixed at $100,000. While we have the discretion to review and make recommendations concerning his compensation, we expect that his salary will remain at $100,000 per year for the foreseeable future.

Employment Agreements, Change in Control Arrangements, and Deferred Compensation

We do not have any employment agreements, termination agreements, or change-in-control agreements with any of our executive officers.

Other than our 401(k) plan, we do not have any plans that permit the deferral of salary or bonus. We have a deferred compensation agreement with Don Phillips. See "Certain Relationships and Related Party Transactions — Deferred Compensation Agreement with Don Phillips" for a description of that agreement.

Each employee who receives restricted stock units (including executive officers) will be permitted to defer receipt of the stock that would otherwise be issued when the restricted stock units vest except where it is prohibited by local tax law or not practical.

Perquisites and Personal Benefits

We seek to create standards for our facilities and operations that are strongly tied to our core values and mission. Our standard for office environment design uses an open plan approach, without traditional offices, that emphasizes equality, collaboration, and teamwork. We use this design at our corporate headquarters and intend to use it as we open or redesign other offices. Executive officers operate under the same standards as other employees. Our health care, insurance, and other welfare and employee-benefit programs are the same for all eligible employees, including our executive officers. We do not have programs for providing personal-benefit perquisites to executive officers, such as permanent lodging or defraying the cost of personal entertainment or family travel, nor do we own or lease aircraft. We do not have loan programs, although our 401(k) plan does permit participants to borrow money against their accounts. We do not have any outstanding loans of any kind to any of our executive officers.

Morningstar Incentive Plan

The Board adopted the Morningstar Incentive Plan (the Incentive Plan), which rewards employees for meeting and exceeding annual performance goals approved by the Compensation Committee.

We use EBIT (earnings before interest and taxes) as the measure of financial success for reward under the Incentive Plan. The Compensation Committee approves annual EBIT targets. The size of the bonus pool available for a business is a function of performance relative to its EBIT target. Once we determine the pool for a business, the managers for that business allocate the pool among their employees. In making these allocations, managers consider the individual contributions of each employee. We do not guarantee bonuses for employees at any level, even if a bonus pool is available.

As noted above, Joe Mansueto does not participate in the Incentive Plan. The Compensation Committee approves the amounts to be paid to our executive officers under the Incentive Plan, based on Joe's recommendation. Bonus amounts paid to all other employees are subject to the approval of Joe Mansueto, Tao Huang, our chief operating officer, and Martha Dustin Boudos, our chief financial officer.

We distinguish between mature and start-up businesses in determining bonus measures. For mature businesses, we base the size of the bonus pool on EBIT growth. For start-up businesses, we base the size of the bonus pool on achievement of actual EBIT over budgeted EBIT. We use budgeted EBIT for our start-up businesses (as opposed to prior year EBIT) to allow for flexibility in funding requirements and expected progress towards profitability. A portion of the bonus pool for each of our businesses is based on Morningstar's overall profitability. The pool for employees who work at the corporate level and not as part of any particular business unit is based on Morningstar's overall profitability. We have EBIT floors for the relevant bonus pools. If EBIT is less than the floor for the relevant business, we do not pay a bonus.

Morningstar retains a portion of each annual bonus pool for one year to encourage continued positive results in the following year. The deferred amount is payable only if the performance goals established for the following year are met. Deferred payments are paid with one year's interest at a blended 13 week Treasury Bill rate as adjusted on January 1 and July 1.

We awarded approximately $22.8 million in incentive bonuses for 2005 performance, of which approximately $18.3 million has been paid and approximately $4.5 million was deferred for payment if 2006 performance goals are met.

Morningstar 2004 Stock Incentive Plan

We maintain the Morningstar 2004 Stock Incentive Plan (the Stock Incentive Plan), which replaced our previous stock option plans. The Stock Incentive Plan provides for grants of options, stock appreciation rights, restricted stock, restricted stock units, and performance shares. All of our employees are eligible for awards under the Stock Incentive Plan. Joe Mansueto does not participate in the Stock Incentive Plan. Awards may also be made to our non-employee directors and consultants.

In 2005 we granted options to purchase 1,077,084 shares of our common stock under the Stock Incentive Plan, of which 395,000 were granted to our executive officers. The initial exercise price for each of the options we granted in 2005 was the fair market value price of our stock upon grant (with options granted in connection with our initial public offering using the initial public offering price). The exercise price for the stock options we granted in 2005 increases over the term of the options at a rate equal to the 10-year Treasury yield rate as of the grant date. The options become exercisable over four years. See "Equity Compensation Plan Information" for summary information about options to purchase common stock that Morningstar issued and that were outstanding as of December 31, 2005.

Tax Deductibility for Certain Compensation in Excess of $1.0 Million

Section 162(m) of the Internal Revenue Code precludes publicly traded companies from deducting compensation in excess of $1.0 million paid to a named executive officer other than compensation that is qualified as being "performance-based compensation" under the relevant Internal Revenue Service regulations. Subject to certain limitations that we do not currently anticipate being relevant, Morningstar will not be subject to 162(m) until our annual shareholders' meeting to be held in 2009. The Compensation Committee does not have a policy with respect to 162(m) at this time and expects to consider this issue closer in time to when the requirement will apply to Morningstar.

Compensation Committee

Steve Kaplan, Chair
Jack Noonan
Paul Sturm

Compensation Committee Interlocks and Insider Participation

None of our executive officers serves as a member of the board of directors or the compensation committee of any other company that has one or more executive officers serving as a member of our Board or compensation committee.

Executive Compensation

The following table shows compensation for our chief executive officer and our four most highly compensated executive officers (the named executive officers) in 2005.

Summary Compensation Table

		Annual			Long Term

Name and Principal Position	Year	Salary	Bonus	[1]	Shares Underlying Option Awards	LTIP Payouts	[2]	All Other	[3]

Joe Mansueto	2005	$100,000	$—		—	$ —		$ 7,022
Chairman and Chief Executive Officer	2004	100,000	—		—	—		7,025

Martha Dustin Boudos	2005	250,000	320,000		40,000	51,375		14,138
Chief Financial Officer	2004	200,000	250,000		80,000	14,487		12,188

Catherine Gillis Odelbo	2005	200,000	320,000		25,000	109,255		13,926
President, Individual Business	2004	190,000	266,331		50,000	49,020		10,383

Tao Huang	2005	275,000	442,760		60,000	63,988		13,972
Chief Operating Officer	2004	250,000	387,276		110,000	11,229		13,232

Patrick Reinkemeyer	2005	225,000	375,000		35,000	77,632		13,647
President, Morningstar Associates	2004	165,625	275,554		150,000	25,237		10,306

(1) Bonus payments are made under the Incentive Plan. A portion of the annual bonus is paid only if applicable company or business unit performance targets for the following year are also met. If the targets are met, all of the deferred cash bonus amounts will be paid. If the targets are not met, none of the deferred cash bonus amounts will be paid. Deferred cash bonus amounts are not reflected in the bonus column. When paid, these amounts are shown in the LTIP Payout column for the second year of the two-year performance period. See "Compensation Committee Report" for a more detailed description of the Incentive Plan. Deferred cash bonus amounts earned in part in 2005 but subject to meeting 2006 performance targets for the named executive officers, other than Joe Mansueto, who does not participate in the Incentive Plan, are as follows: Martha Dustin Boudos $80,000; Catherine Gillis Odelbo $80,000; Tao Huang $122,240; and Patrick Reinkemeyer $100,000.

(2) LTIP Payouts for a year consist of deferred cash bonus amounts under the Incentive Plan that were paid for meeting performance targets for both that year and the preceding year. If targets for both years had not been met, the amounts would not have been paid. Deferred payments include one year's interest at a blended 13 week Treasury Bill rate as adjusted on January 1 and July 1.

(3) Amounts shown for 2005 consist of matching contributions to our 401(k) plan for the year ended December 31, 2005 in the following amounts: Joe Mansueto $7,000; Martha Dustin Boudos $13,958; Catherine Gillis Odelbo $13,904; Tao Huang $13,750; and Patrick Reinkemeyer $13,625; and amounts paid for basic life insurance and accidental death and dismemberment insurance as follows: Joe Mansueto $22; Martha Dustin Boudos $180; Catherine Gillis Odelbo $22; Tao Huang $222; and Patrick Reinkemeyer $22.

Amounts shown for 2004 consist of matching contributions to our 401(k) plan for the year ended December 31, 2004 in the following amounts: Joe Mansueto $7,000; Martha Dustin Boudos $12,000; Catherine Gillis Odelbo $10,358; Tao Huang $13,000; and Patrick Reinkemeyer $10,281; and amounts paid for basic life insurance and accidental death and dismemberment insurance as follows: Joe Mansueto $25; Martha Dustin Boudos $188; Catherine Gillis Odelbo $25; Tao Huang $232; and Patrick Reinkemeyer $25.

Option Grants in 2005

The following table shows certain information concerning the grant of stock options in 2005 to each of our named executive officers.

	Number of Securities Underlying Options Granted [2]	Percent of Total Options Granted to Employees in Fiscal Year	Exercise Price Per Share [3]	Expiration Date	Grant Date Value [4]
Joe Mansueto[1]	—	—%	$ —	—	$ —

Martha Dustin Boudos	40,000	3.7	18.50	May 2, 2015	362,400

Catherine Gillis Odelbo	25,000	2.3	18.50	May 2, 2015	226,500

Tao Huang	60,000	5.6	18.50	May 2, 2015	543,600

Patrick Reinkemeyer	35,000	3.2	18.50	May 2, 2015	317,100

(1) Joe Mansueto does not receive stock options from us.

(2) These options become exercisable in equal annual amounts over four years.

(3) The initial exercise price of $18.50 will increase over the term of the options at a rate equal to the 10-year Treasury yield rate as of the date of grant.

(4) These values were estimated using a Black-Scholes option-pricing model with the following weighted average assumptions: expected volatility: 50%; discount bond equivalent yield: 4.03%; expected life: seven years; expected exercise price: $24.66; and fair value of common stock (per share): $18.50.

Aggregated Option Exercises in 2005 and Year-End Option Values

The following table shows information concerning the exercise of stock options during the year ended December 31, 2005 by our named executive officers and the value of unexercised options as of December 31, 2005.

			Number of Shares Underlying Unexercised Options at Fiscal Year-End		Value of Unexercised In-the-Money Options at Fiscal Year-End		[1]

	Shares Acquired on Exercise	Value Realized	Exercisable	Unexercisable	Exercisable	Unexercisable

Joe Mansueto	—	$ —	—	—	$—	$ —

Martha Dustin Boudos	650	21,587	240,346	175,000	5,716,367	3,676,150

Catherine Gillis Odelbo	5,148	81,235	191,165	70,000	5,463,486	1,302,325

Tao Huang	—	—	1,414,146	172,500	32,390,224	3,296,350

Patrick Reinkemeyer	—	—	171,524	155,000	3,922,571	2,903,025

(1) We determined the value of each unexercised in-the-money option by calculating the difference between $34.64, which was the closing sales price of our stock on the Nasdaq National Market on the last trading day during 2005, and the exercise price of that option and multiplying the difference by the number of shares subject to the option.

Equity Compensation Plan Information

The following table includes certain information as of December 31, 2005 regarding our equity incentive plans.

	Shares Covered by Outstanding Options	Weighted Average Exercise Price of Outstanding Options	Shares Available (Excluding Shares Covered by Outstanding Options)

Equity incentive plans approved by shareholders	11,134,807	$ 11.52	2,989,322

Equity incentive plans not approved by shareholders	0	—	0

Total	11,134,807	$ 11.52	2,989,322

Audit Committee Report

The ultimate responsibility for good corporate governance rests with the Board, whose primary roles are providing oversight, counseling, and direction to our management team in the best long-term interests of the company and its shareholders. The Audit Committee has been established for the purpose of overseeing Morningstar's accounting and financial reporting processes, audits of Morningstar's annual financial statements, and internal control over financial reporting.

The Audit Committee is made up solely of independent directors, as defined in the applicable NASDAQ and SEC rules, and it operates under a written charter adopted by the Board, a copy of which is included as Annex A to this proxy statement. Morningstar intends for the composition of the Audit Committee, and the attributes of its members and its responsibilities, as reflected in its charter, to be in accordance with applicable requirements for corporate audit committees. The Audit Committee reviews and assesses the adequacy of its charter on an annual basis. The Board last revised the charter in January 2006.

As described more fully in its charter, the purpose of the Audit Committee is to assist the Board in its general oversight of Morningstar's financial reporting, internal controls, and audit functions. Management is responsible for the preparation, presentation, and integrity of Morningstar's financial statements; accounting and financial reporting principles; internal controls; and procedures designed to reasonably assure compliance with accounting standards, applicable laws, and regulations. Morningstar has a full-time Internal Audit department that reports to the Audit Committee. This department is responsible for objectively reviewing and evaluating the adequacy, effectiveness, and quality of Morningstar's system of internal controls relating, for example, to the reliability and integrity of Morningstar's financial information and the safeguarding of Morningstar's assets. Morningstar's independent registered accounting firm is responsible for performing an independent audit of Morningstar's consolidated financial statements in accordance with generally accepted auditing standards.

The Audit Committee has ultimate authority and responsibility to select, compensate, evaluate and, when appropriate, replace Morningstar's independent registered accounting firm. In 2005 the Audit Committee selected Ernst & Young to replace Deloitte as Morningstar's independent registered accounting firm beginning with the audit of Morningstar's consolidated financial statements for the fiscal year ending December 31, 2006. See "Proposal 2: Ratification of Appointment of Independent Registered Public Accounting Firm" for a more complete description of this matter. The Audit Committee has the authority to engage its own outside advisors, including experts in particular areas of accounting, as it determines appropriate, apart from counsel or advisors hired by management.

Among other matters, the Audit Committee monitors the activities and performance of Morningstar's internal and independent auditors, including the audit scope, external audit fees, auditor independence matters, and the extent to which the independent audit firm may be retained to perform non-audit services. Deloitte provided the Audit Committee with the written disclosures and the letter required by Independence Standards Board Standard No. 1, "Independence Discussions with Audit Committees" and the Audit Committee discussed with Deloitte and management Deloitte's independence.

The Audit Committee members are not professional accountants or auditors, and their functions are not intended to duplicate or to certify the activities of management or the independent audit firm, nor can the Audit Committee certify that the independent audit firm is indeed "independent" under applicable rules. The Audit Committee serves a board-level oversight role, in which it provides advice, counsel, and direction to management and the auditors based on the information it receives, discussions with management and the auditors, and the experience of its members in business, financial, and accounting matters.

The Audit Committee has an agenda for the year that includes reviewing Morningstar's financial statements, internal control over financial reporting, and audit matters. The Audit Committee meets each quarter with the independent audit firm and management to review Morningstar's interim financial results before the publication of Morningstar's quarterly earnings press releases. Management and the independent audit firm reviewed and discussed with the Audit Committee various topics and events that may have significant financial impact on Morningstar. Management and the independent audit firm also reviewed with the Audit Committee matters discussed between them. In addition, the Audit Committee generally oversees Morningstar's internal compliance programs. In accordance with law, the Audit Committee is responsible for establishing procedures for the receipt, retention, and treatment of complaints received by Morningstar regarding accounting, internal accounting controls, or auditing matters, including the confidential, anonymous submission by Morningstar's employees, received through established procedures, of any concerns regarding questionable accounting or auditing matters.

In accordance with Audit Committee policy and the requirements of law, the Audit Committee pre-approves all services to be provided by the independent audit firm. Pre-approval includes audit services, audit-related services, tax services, and other services. In some cases, the full Audit Committee provides pre-approval for up to a year, related to a particular defined task or scope of work and subject to a specific budget. In other cases, the Chair of the Audit Committee has the delegated authority from the Audit Committee to pre-approve additional services, and the Chair then communicates these pre-approvals to the full Audit Committee. To avoid potential conflicts of interest, the law prohibits a publicly traded company from obtaining certain non-audit services from its independent audit firm. Morningstar obtains these services from other service providers as needed.

The Audit Committee has reviewed and discussed Morningstar's consolidated financial statements for the fiscal year ended December 31, 2005 with management and representatives of Deloitte. Management represented to the Audit Committee that the consolidated financial statements were prepared in accordance with U.S. generally accepted accounting principles; and Deloitte represented that its presentations included the matters that the Audit Committee and the independent registered public accounting firm are required to discuss pursuant to Statement on Auditing Standards No. 61, as amended, "Communication with Audit Committees." This review included a discussion with management of the quality, not merely the acceptability, of Morningstar's accounting principles, the reasonableness of significant estimates and judgments, and the clarity of disclosure in Morningstar's financial statements, including the disclosures related to critical accounting estimates. In reliance on these views and other discussions, and Deloitte's reports, the Audit Committee has recommended to the Board, and the Board has approved, the inclusion of the audited financial statements in Morningstar's Annual Report on Form 10-K for the year ended December 31, 2005.

Audit Committee

Cheryl Francis, Chair
Steve Kaplan
Paul Sturm

Principal Accounting Firm Fees

The following table shows the fees that we paid or accrued for audit and other services provided to us by our principal accounting firm, Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates for fiscal years 2005 and 2004.

	2005	2004

Audit Fees	$793,650	$859,880

Audit-Related Fees	$0	$0

Tax Fees	$374,635	$335,233

All Other Fees	$0	$0

Total	$1,168,285	$1,195,113

Audit Fees

This category includes the fees paid in connection with our initial public offering, the audit of our annual financial statements, review of financial statements included in our quarterly reports on Form 10-Q, and services that are normally provided by the independent registered public accounting firm in connection with statutory and regulatory filings or engagements for those fiscal years. This category also includes advice on accounting matters that arose during, or as a result of, the audit or the review of interim financial statements and statutory audits required by non-United States jurisdictions.

Audit-Related Fees

This category consists of assurance and related services that are reasonably related to the performance of the audit or review of our financial statements and are not reported above under "Audit Fees."

Tax Fees

This category consists of tax services generally for tax compliance and tax preparation. In 2005, $240,635 was for tax compliance and preparation services, including the preparation of original and amended tax returns, claims for refunds, support during income tax audits or inquiries, and tax payment planning in certain overseas jurisdictions. The remaining $134,000 was for tax advice and tax studies. In 2004, $220,233 was for tax compliance and preparation services, including the preparation of original and amended tax returns, claims for refunds, support during income tax audits or inquiries, and tax payment planning in certain overseas jurisdictions. The remaining $115,000 was for tax advice and tax studies.

Stock Price Performance Graph

The following graph shows a comparison from May 3, 2005 (the date our common stock began trading on the Nasdaq National Market) through December 31, 2005 of cumulative total return for our common stock, the Morningstar U.S. Market Index, and a peer group listed below. The returns shown are based on historical results and are not intended to suggest future performance. Data for the Morningstar U.S. Market Index and our peer group assume reinvestment of dividends. We did not pay any dividends on our common stock during the period covered by the graph and have no present plans to do so.

(1) Our peer group consists of the following companies: Advent Software, Inc., FactSet Research Systems Inc., Interactive Data Corporation, The McGraw-Hill Companies, Inc., Moody's Corporation, Reuters Group PLC, SEI Investments Company, The Thomson Corporation, and Value Line, Inc.

Certain Relationships and Related Party Transactions

Deferred Compensation Agreement with Don Phillips

In February 1999, Don Phillips held options to acquire 1,500,000 shares of our common stock with an exercise price of $0.075 per share. Under the terms of the options, which were granted to him in 1989 and scheduled to expire in 1999, he had the ability to exercise the options at an aggregate exercise price of $112,500. Rather than require him to exercise the options and potentially obligate ourselves to repurchase his shares, we entered into an arrangement with him under which the options granted to him in 1989 were permitted to expire and we granted him new options to purchase 1,500,000 shares of our common stock at an exercise price of $2.77 per share.

To compensate Don Phillips for the $2.69 per share increase in exercise price between his expired and new options, we entered into a deferred compensation agreement dated February 15, 1999 that obligates us, subject to certain limitations, to pay him $2.69 for each share of our common stock that he acquires upon exercise of the options that we granted to him in 1999. At our election, this payment may be made in cash or shares of our common stock. If at the time he becomes entitled to a payment, the fair market value of our stock is below $2.77 per share, the amount of deferred compensation payable to him will be reduced proportionately based on the percentage that the then-current fair market value of a share of our common stock represents of $2.77. As of December 31, 2005, he had exercised 630,826 of the options granted to him in 1999, for which he received total deferred compensation of $1.7 million and he continues to hold 869,174 of these options, for which up to $2.3 million of deferred compensation remains payable.

Transactions Involving Softbank

On July 8, 1999, we entered into an agreement with SOFTBANK Finance Corporation (Softbank) pursuant to which Softbank acquired 7,612,500 shares of common stock for a purchase price of $91 million. Softbank sold the shares that it held in our initial public offering and no longer holds any of our shares.

We own approximately a 35% interest in Morningstar Japan K.K. (Morningstar Japan), a Japanese corporation in which an affiliate of Softbank owns approximately a 50% interest. We and Morningstar Japan entered into a license agreement dated April 8, 1998 pursuant to which we license to Morningstar Japan certain of our products and services, database systems, and trademarks. In June 2000, Morningstar Japan paid Morningstar $1.8 million, representing a lump sum royalty payment for use of the licensed products and services through 2029.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors and executive officers, among others, to file with the SEC an initial report of ownership of our stock on a Form 3 and reports of changes in ownership on a Form 4 or a Form 5. Persons subject to Section 16 are required by SEC regulations to furnish us with copies of all Section 16(a) forms that they file. Under SEC rules, certain forms of indirect ownership and ownership of company stock by certain family members are covered by these reporting requirements. As a matter of practice, we assist our executive officers and directors in preparing initial ownership reports and reporting ownership changes and typically file these reports on their behalf.

Based solely on a review of the copies of such forms in our possession, and on written representations from our directors and executive officers, we believe that during 2005, all of our executive officers and directors filed the required reports on a timely basis under Section 16(a) except that due to a clerical error, a single report filed on May 6, 2005 on behalf of Patrick Reinkemeyer underreported the number of shares subject to an option granted to him; an amended report correcting the error was filed on July 28, 2005.

Shareholder Proposals or Nominations

Any shareholder proposal intended to be considered for inclusion in the proxy statement for presentation at our 2007 annual meeting must be received by us by December 12, 2006. Any such shareholder proposal must be submitted, along with proof of ownership of our stock in accordance with Exchange Act Rule 14a-8(b)(2), to our principal executive offices, in care of our General Counsel and Corporate Secretary, by mail to Richard E. Robbins, Morningstar, Inc., 225 West Wacker Drive, Chicago, Illinois 60606. We suggest that any such proposal be submitted by certified mail — return receipt requested. Shareholders who intend to present a proposal at our 2007 annual meeting without seeking to include the proposal in our proxy statement must provide us notice of the proposal no later than February 26, 2007. We reserve the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements. We strongly encourage any shareholder interested in submitting a proposal to contact our General Counsel and Corporate Secretary in advance of this deadline to discuss the proposal. Shareholders may want to consult knowledgeable counsel with regard to the detailed requirements of applicable securities laws. Submitting a shareholder proposal does not guarantee that we will include it in our proxy statement.

The Nominating and Corporate Governance Committee will review all shareholder proposals and will make recommendations to the Board for action on any such proposals. For information on recommending individuals for consideration as nominees, see "Board of Directors and Corporate Governance — Nominating and Corporate Governance Committee."

Obtaining Our Financial Statements

Our financial statements for the year ended December 31, 2005 are included in our 2005 Annual Report to Shareholders, which we are sending to our shareholders at the same time as this proxy statement. Additional copies of our 2005 Annual Report and this proxy statement can be obtained by calling our Investor Relations department at (312) 696-6621. Our 2005 Annual Report and this proxy statement are available on the Internet at http://global.morningstar.com/US/InvestorRelations.

Communicating With Us

We encourage all interested parties — including securities analysts, potential shareholders, and others — to submit questions to us in writing. If you have a question about our business, please contact us by (1) sending an e-mail message to investors@morningstar.com, (2) sending a fax to (312) 696-6009, or (3) sending a letter to Morningstar, Inc., Attention: Investor Relations, 225 West Wacker Drive, Chicago, Illinois 60606. We will make written responses to selected inquiries available to all investors at the same time in Form 8-K reports furnished to the Securities and Exchange Commission on the first Friday of every month.

Our Investor Relations Web site, located at http://global.morningstar.com/US/InvestorRelations, contains press releases, earnings releases, and financial information, as well as corporate governance information and links to our SEC filings. If you would like to receive information such as our latest investor information kit or annual report, please send your request to investors@morningstar.com.

Annex A:
Morningstar, Inc. Audit Committee Charter

Effective as of January 30, 2006

Purpose

The purpose of the Audit Committee (the "Audit Committee") is to

  (a)
  assist the board of directors (the "Board") of Morningstar, Inc. ("Morningstar") in overseeing:
  (1)
  the integrity of Morningstar's financial statements,
  (2)
  Morningstar's compliance with legal and regulatory requirements,
  (3)
  the qualifications and independence of Morningstar's independent registered public accounting firm,
  (4)
  Morningstar's accounting and financial reporting processes and the audit of Morningstar's financial statements,
  (5)
  the performance of Morningstar's independent registered public accounting firm and Morningstar's internal audit function, and
  (b)
  prepare an Audit Committee report, in accordance with federal securities laws, to include in Morningstar's annual proxy statement (the "Audit Committee Report").

Accountability

The independent registered public accounting firm engaged by Morningstar is ultimately accountable to the Board and the Audit Committee. The Audit Committee has the ultimate authority and responsibility to select, evaluate and, where appropriate, replace the independent registered public accounting firm.

Membership

The Audit Committee will consist of at least three directors, each of whom must be "independent" as defined under Rule 4200(a)(15) of The Nasdaq Stock Market, Inc. Marketplace Rules, and shall meet the criteria for independence set forth in Rule 10A-3(b)(1) under the Securities Exchange Act of 1934. The Board will interpret these rules using its business judgment. The members will be appointed by the Board and will serve at the discretion of the Board for a term of one year. The Board shall appoint the Chair of the Audit Committee. The Board is responsible for removing and adding members and can do so at any time. Appointments to the Audit Committee, including the Chair of the Audit Committee, shall conform to Morningstar's by-laws, this Charter, and applicable laws and regulations, as appropriate under the circumstances.

Each member must be able to read and understand fundamental financial statements. Each member must not have participated in the preparation of Morningstar's financial statements or the financial statements of any current subsidiary of Morningstar at any time during the past three years. At least one member must have past employment experience in finance or accounting, professional certification in accounting or other comparable experience or background that results in the member's financial sophistication, as interpreted by the Board in its business judgment.

If an Audit Committee member simultaneously serves on the audit committee of more than three public companies, the Board must determine whether this member can effectively serve on the Audit Committee and disclose this determination in the Board meeting minutes and in Morningstar's annual proxy statement.

Committee Organization and Procedures

The Audit Committee will meet quarterly in person or by telephone. It may meet more frequently, if the Audit Committee deems it necessary to comply with the responsibilities defined in this Charter.

The Audit Committee will have a Chair, who will be responsible for, with input from the other members of the Audit Committee, Morningstar's independent registered public accounting firm and the appropriate officers of Morningstar, calling, establishing agendas for, and supervising the Audit Committee meetings. The Chair will report to the Board the actions and recommendations of the Audit Committee.

The Audit Committee shall have the authority to establish its own rules and procedures consistent with Morningstar's by-laws for notice and conduct of its meetings should the Audit Committee, in its discretion, deem it desirable to do so. A majority of the members of the Audit Committee shall constitute a quorum for the transaction of business and the action of a majority of the members present at any meeting at which there is a quorum shall be the act of the Audit Committee. Unless otherwise stated herein or established by the Audit Committee, the Audit Committee shall be governed by the same procedural rules, including rules regarding meetings, actions without meetings, notices, and waivers of notice, as are applicable to the Board. The Audit Committee may also take any action permitted in this Charter by unanimous written consent.

The Audit Committee may request any officer or employee of Morningstar or Morningstar's outside legal counsel or independent registered public accounting firm to attend an Audit Committee meeting or to meet with any members of, or consultants to, the Audit Committee.

The Audit Committee will meet with management, the internal auditors or similar individuals and the independent registered public accounting firm at least twice each year in separate private sessions to discuss any matter that the Audit Committee, management, the independent registered public accounting firm, or any other person believes should be discussed privately.

The Audit Committee shall have the funding, resources and authority appropriate to fulfill its responsibilities, including the authority to engage outside auditors for special audits, reviews and other procedures, and to retain and utilize the services of Morningstar's regular counsel and advisors with respect to matters within its purview or, at its discretion, retain outside counsel and other advisors if it determines that such counsel or advice is necessary or appropriate under the circumstances. Any communications between the Audit Committee and legal counsel in the course of obtaining legal advice will be considered privileged communications of Morningstar, subject to the Audit Committee taking the necessary steps to preserve the privileged nature of these communications

The Audit Committee will keep adequate minutes of its proceedings and shall maintain copies of such minutes and each written consent to action taken without a meeting.

The Audit Committee may, in its discretion and only to the extent consistent with applicable law and regulations, delegate certain of its authority to a subcommittee of the Audit Committee.

General Responsibilities

The Audit Committee is NOT responsible for planning or conducting audits or determining that Morningstar's financial statements are complete and accurate or in accordance with generally accepted accounting principles. This is the responsibility of management and Morningstar's independent registered public accounting firm. Nor is it the duty of the Audit Committee to conduct investigations or to assure compliance with laws and regulations, Morningstar's Code of Ethics, or Morningstar's Code of Ethics for Financial Managers and Executive Officers. This is the responsibility of management.

Specific Responsibilities

The Audit Committee will:

1.
Review Audit Committee Charter. Review and reassess the adequacy of the charter annually and recommend any changes to the Board.

2.
Retain Independent Registered Public Accounting Firm. Have the direct responsibility for:
(a)
appointing, compensating, retaining or replacing Morningstar's independent registered public accounting firm (who shall report directly to the Audit Committee), subject, if applicable, to shareholder ratification,
(b)
pre-approving, or adopting a policy to pre-approve, all audit engagement fees and terms, as well as non-audit or tax related engagements with Morningstar's independent registered public accounting firm, and
(c)
evaluating the qualifications, performance and independence of the independent registered public accounting firm, based on the information in Paragraphs 3 and 4 below.

3.
Quality Control of Independent Registered Public Accounting Firm. At least annually, obtain and review a report of Morningstar's independent registered public accounting firm describing:

(a)
the independent registered public accounting firm's internal quality control procedures, and
(b)
any material issues raised by the most recent internal quality control review, or Public Company Accounting Oversight Board inspection, of the firm, or by any inquiry or investigation by governmental or professional authorities within the five preceding years with respect to one or more independent audits carried out by the firm, and any steps taken to deal with any such issues.

4.
Review Independence of Registered Public Accounting Firm. Review, at least annually, the information provided by management and the independent registered public accounting firm relating to the independence of the registered public accounting firm, including, among other things, information related to the non-audit services provided and expected to be provided by the independent registered public accounting firm. In addition, the Audit Committee will:

(a)
ensure that the independent registered public accounting firm submit at least annually a formal written report delineating all relationships between the independent registered public accounting firm and Morningstar consistent with Independence Standards Board Standard No. 1, a copy of which is attached to this Charter,
(b)
actively engage in a dialogue with the independent registered public accounting firm regarding any disclosed relationships or services that may impact the independent registered public accounting firm's objectivity and independence, and
(c)
take appropriate action in response to the independent registered public accounting firm's report to satisfy itself of the registered public accounting firm's independence.

The Audit Committee will also:

  (a)
  review and evaluate the lead audit partner of the independent registered public accounting firm,
  (b)
  consider whether there should be regular rotation of the lead audit partner or the independent registered public accounting firm itself, and
  (c)
  set hiring policies for employees or former employees of the independent registered public accounting firm.

5.
Review Audit Plan. Review the plan, scope, and fees for the annual audit and other examinations with the independent registered public accounting firm.

6.
Conduct of Audit. Discuss with the independent registered public accounting firm matters required by Statement on Auditing Standards No. 61 (as amended from time to time) relating to the conduct of the audit, including:

(a)
any restriction on audit scope, and
(b)
significant issues discussed with the independent registered public accounting firm's national office.

Review with the independent registered public accounting firm any audit problems or difficulties the independent registered public accounting firm encountered in the course of the audit work and management's response, including any restrictions on the scope of the independent registered public accounting firm's activities or on access to requested information, and any significant disagreements with management.

7.
Review of Audit Results. Review with the independent registered public accounting firm the report of their annual audit or proposed report of their annual audit, the accompanying management letter, if any, the reports of their review of Morningstar's interim financial statements conducted in accordance with Public Company Accounting Oversight Board Standards AU Section 722, if conducted, and the reports of the results of any other examinations outside of the course of the normal audit procedures that the independent registered public accounting firm may from time to time undertake, which will include a review of:

(a)
major issues regarding:
1)
accounting principles and financial statement presentations, including any significant changes in Morningstar's selection or application of accounting principles, and
2)
the adequacy of Morningstar's internal controls and any special audit steps adopted in light of material control deficiencies,
(b)
analyses prepared by management and/or the independent registered public accounting firm setting forth significant financial reporting issues and judgments made in connection with the preparation of the financial statements, including analyses of the effects of alternative GAAP methods on the financial statements, and
(c)
the effect of regulatory and accounting initiatives, as well as off-balance sheet structures, on Morningstar's financial statements.

8.
Discuss Financial Statements. Discuss with appropriate officers of Morningstar and the independent registered public accounting firm the annual audited and quarterly unaudited financial statements of Morningstar, including Morningstar's disclosures under "Management's Discussion and Analysis of Financial Condition and Results of Operations" and resolve any disagreements between such officers and the independent registered public accounting firm regarding financial reporting.

9.
Discuss Earnings Press Releases. Discuss earnings press releases (including any use of "pro forma" or "adjusted" non-GAAP information), as well as financial information and earnings guidance provided to analysts and rating agencies.

10.
Review Internal Audit Activities. Review any significant ongoing internal audit activities with the appropriate Morningstar personnel.

11.
Review System of Internal Accounting Controls. Review with the independent registered public accounting firm, the appropriate senior financial executive, the General Counsel and, as deemed appropriate by the Chair of the Audit Committee, members of their respective staffs, the adequacy of Morningstar's internal accounting controls, Morningstar's financial, auditing, and accounting organizations and personnel and Morningstar's policies and compliance procedures with respect to business practices.

12.
Review Recommendations of Independent Registered Public Accounting Firm. Review with the appropriate senior financial executive and the appropriate members of his or her staff recommendations made by the independent registered public accounting firm as well as any other matters, if any, as these people or other officers of Morningstar may wish to bring to the attention of the Audit Committee.

13.
Securities Exchange Act. Obtain assurance from the independent registered public accounting firm concerning compliance with the requirements of Section 10A of the Securities Exchange Act that relate to audit procedures, pre-approval of non-audit services provided by the independent registered public accounting firm, prohibited services from the independent registered public accounting firm, audit partner rotation, reports by the independent registered public accounting firm to the audit committee and conflicts of interest by the independent registered public accounting firm.

14.
Subsidiary/Affiliate Compliance. Obtain reports from management and Morningstar's appropriate senior financial executive that Morningstar's subsidiary/foreign affiliate entities conform to applicable legal requirements and Morningstar's Code of Ethics. Review reports and disclosures of insider and affiliated party transactions. Advise the Board with respect to Morningstar's policies and procedures regarding compliance with applicable laws and regulations and with Morningstar's Code of Ethics.

15.
Discuss Risk Management Policies. Discuss policies with respect to risk assessment and risk management. The Audit Committee should discuss Morningstar's major financial risk exposures and the steps management has taken to monitor and control these exposures.

16.
Discuss Proceedings/Complaints. Discuss with management and the independent registered public accounting firm any correspondence with regulators or governmental agencies and any employee complaints or published reports that raise material issues regarding Morningstar's financial statements or accounting policies.

Establish procedures for the receipt, retention and treatment of complaints received by Morningstar regarding accounting, internal accounting controls or auditing matters, and for the confidential, anonymous submission by Morningstar employees of concerns regarding questionable accounting or auditing matters.

17.
Discuss Legal Matters. Discuss legal matters that may have a material impact on the financial statements or Morningstar's compliance policies with Morningstar's General Counsel.

18.
Review Other Matters. Review other matters relating to the accounting, auditing, and financial reporting practices and procedures of Morningstar as the Audit Committee may, in its own discretion, deem desirable in connection with the review functions described above.

19.
Board Reports. Report its activities to the Board in a manner and frequency the Audit Committee deems appropriate, but no less than once a year. The report will include the Audit Committee's conclusions of its evaluation of the independent registered public accounting firm.

20.
Audit Committee Report. Prepare and approve, with the assistance of management, the independent registered public accounting firm, and outside legal counsel:

(a)
the Audit Committee Report, and
(b)
the annual Audit Committee certification required by the Nasdaq Stock Market, Inc. Marketplace Rules, and recommend its approval by the Board.

21.
Review Audit Committee Performance. Prepare and review with the Board an annual performance evaluation of the Audit Committee, which compares the performance of the Audit Committee with the requirements of this Charter. Set forth the goals and objectives of the Audit Committee for the upcoming year. The performance evaluation may be conducted as the Audit Committee deems appropriate. The report to the Board may take the form of an oral report by the Chair of the Audit Committee or any other member of the Audit Committee.

This Charter may be amended or modified only with the approval of the Board.
Amended and restated as of January 30, 2006

Morningstar, Inc.

Proxy for Annual Meeting of Shareholders

May 23, 2006
9:00 a.m.
The Conference Center at UBS Tower
One North Wacker Drive
Chicago, Illinois 60606

This proxy is solicited by the Board of Directors for use at the Annual Meeting on May 23, 2006.

The shares of stock you hold in your account will be voted as you specify on the reverse side.

If no choice is specified, the proxy will be voted FOR Items 1 and 2 and in the discretion of the proxyholders on any other matter that properly comes before the meeting.

By signing the proxy, you revoke all prior proxies and appoint Martha Dustin Boudos and Richard E. Robbins, or either of them, with full power of substitution to vote your shares on the matters shown on the reverse side and any other matters as may properly come before the Annual Meeting and all adjournments.

(Continued and to be voted on reverse side.)

☐	Mark this box with an X if you have made changes to your name or address details above.

Annual Meeting Proxy Card

A
Election of Directors
1.	The Board of Directors recommends a vote FOR the following nominees.
	For	Withhold		For	Withhold
01 - Joe Mansueto	☐	☐	04 - Steve Kaplan	☐	☐

	For	Withhold		For	Withhold
02 - Don Phillips	☐	☐	05 - Jack Noonan	☐	☐

	For	Withhold		For	Withhold
03 - Cheryl Francis	☐	☐	06 - Paul Sturm	☐	☐
B
Issues

The Board of Directors recommends a vote FOR the following proposal.

2.	Ratification of the appointment of Ernst & Young LLP as Morningstar's independent registered public accounting firm for 2006.	For ☐	Against ☐	Abstain ☐
Mark this box with an X if you plan to attend the annual meeting.		☐
C
Authorized Signatures - Sign Here - This section must be completed for your instructions to be executed.

NOTE: Please sign your name(s) EXACTLY as your name(s) appear(s) on this proxy. All joint holders must sign. When signing as attorney, trustee, executor, administrator, guardian, or corporate officer, please provide your FULL title.

Signature 1 - Please keep signature within the box	Signature 2 - Please keep signature within the box	Date (mm/dd/yyyy)